EMPLOYEE STOCK PURCHASE PLAN



1.	 Purpose and Effect of Plan

  	 The purpose of the Plan is to secure for the Company and its stockholders the benefits of the incentive inherent in the ownership of Common Stock by present and future employees of the Company and its Subsidiaries. The Plan is not currently intended to comply with the conditions of Rule 16b-3 under the Act.
However, the Board, at its discretion, may take such actions as it deems appropriate to bring the Plan into compliance with the conditions of Rule 16b-3 under the Act. The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

2. 	Definitions

   	Where indicated by initial capital letters, the following terms shall have the following meanings:

   	a.  Act: The Securities Exchange Act of 1934.

   	b. Agent: The entity employed by the Company to make purchases of Common Stock under the Plan, to maintain Payroll Deduction Accounts and Investment Accounts for Participating Employees, and to perform such other duties as directed by the Company or the Committee.

   	c. Base Compensation: The fixed basic annual earnings of an Eligible Employee received from the Company, excluding overtime, bonuses, commissions, profit sharing awards, credits received under a plan subject to Code section 125, and including salary reduction contributions pursuant to elections under a plan subject to Code sections 125 or 401(k).

   	d.  Board:  The Board of Directors of the Company.

   	e.  Committee:  The Human Resources Committee of the
Company, which shall be responsible for the general administration of the Plan.

   	f. Common Stock: The Company's common stock, $2.50 per share par value.

   	g. Company: Jefferson Bankshares, Inc. and any successor by merger, consolidation or otherwise.

   	h. Eligible Employee: Any employee of the Company or any of its Subsidiaries that meets the eligibility requirements of
Section 4.

   	i. Enrollment Form: The form filed with the Committee for purposes of authorizing payroll deductions pursuant to Sections 5 and 6, and for electing to withdraw from the Plan pursuant to
Section 7.

   	j. Fair Market Value: For purposes of purchases of Common Stock directly from the Company, the average of the lowest and highest sales prices of Common Stock as reported in The Wall
Street Journal for the date in question. However, if there are no sales of the Common Stock on such date, the average of the low asked and high bid prices of Common Stock as reported in the National Market System of The Nasdaq Stock Market at the close of business on the date in question. For purposes of purchases of Common Stock on the open market, the average purchase price of all of the shares of Common Stock purchased by the Agent as of that Investment Date. In no event will shares of Common Stock be sold or issued by the Company at less than their par value.

   	k. Investment Account: The account established by the Agent for each Participating Employee to record Common Stock purchased under the Plan pursuant to Section 8.

   	l.  Investment Date:   For purposes of purchases of Common
Stock directly from the Company, the first business day of each month. For purposes of purchases of Common Stock on the open market, the first business day of each month, or as promptly as is practicable thereafter.

   	m. Parent: Any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, as of an Investment Date, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

   	n. Participating Employee: An Eligible Employee who elects to participate in the Plan by filing an Enrollment Form pursuant to Section 5.

   	o. Payroll Date: The date on which the Company or Subsidiaries are scheduled to make payments of compensation to their employees.

   	p. Payroll Deduction Account: The account established for a Participating Employee to reflect payroll deductions pursuant to Section 5.

   	q.  Plan:  The "Jefferson Bankshares, Inc. Employee Stock
Purchase Plan," as set forth herein and as amended from time to time.

   	r. Purchase Price: The average Fair Market Value of all whole and fractional shares of Common Stock purchased by the Agent as of an Investment Date.

   	s. Subsidiary or Subsidiaries: Any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, as of an Investment Date, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3. 	Administration of the Plan

   	The Plan shall be administered by the Committee. The Board from time to time may appoint members previously appointed and may fill vacancies, however caused, in the Committee. Insofar as it may be necessary to satisfy the requirements of Rule 16b-3 under the Act, (i) no member of the Committee shall be eligible to participate in (A) the Plan or (B) in any other plan of the Company or any Parent or Subsidiary of the Company providing for discretionary participation or award to participants of the right to acquire stock, stock options or stock appreciation rights of the Company or any Parent or Subsidiary of the Company, and (ii) no person shall become a member of the Committee if, within the preceding one-year period, the person shall have been eligible to participate in a plan described in (i)(A) or (B).

   	Subject to the express provisions of the Plan, the Committee shall have the authority to take any and all actions necessary to implement the Plan and to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Plan. All of such determinations shall be final and binding upon all persons. A quorum of the Committee shall consist of a majority of its members and the Committee may act by vote of a majority of its members at a meeting at which a quorum is present, or without a meeting by a written consent to their action taken signed by all members of the Committee. The
Committee may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan.

   	The Agent shall be responsible for maintaining a Payroll
Deduction Account and an Investment Account for each Participating Employee.

4.	Eligible Employees

  	All salaried employees of the Company or its Subsidiaries who are 18 years of age or older shall be eligible to participate in the Plan.

  	No director of the Company or of any Subsidiary who is not an employee shall be eligible to participate in the Plan.

5.	Election to Participate

  	Each Eligible Employee may become a Participating Employee effective on the first day of any month by filing an Enrollment Form with the Company's payroll department by no later than noon of the fifth business day prior to the first Payroll Date of such month. If an Eligible Employee files an Enrollment Form with the Company's payroll department at any time after noon of the fifth business day prior to the first Payroll Date of a month, he shall become a Participating Employee as of the first day of the following month.

   	Such Enrollment Form shall authorize specified regular payroll deductions from the Participating Employee's Base Compensation as of each Payroll Date. Regular payroll deductions shall be made in multiples of $5.00, and shall be subject to a minimum deduction of $5.00 and a maximum deduction of a dollar amount (rounded to the nearest $5.00) that is equal to 25% of the Participating Employee's Base Compensation per each Payroll Date. Payroll deductions shall be forwarded by the Company's payroll department to the Agent as soon as is administratively practicable.

   	A Participating Employee may also make lump sum contributions to the Plan. Such lump sum contributions shall be paid by the Participating Employee directly to the Agent and credited to his Payroll Deductions Account. Each lump sum contribution to the Plan must be of at least $25.00. A Participating Employee may not contribute more than $5,000 in lump sum contributions to the Plan in any one calendar quarter. Unless the Committee shall establish other procedures pertaining thereto, lump sum contributions must be received by the Agent by no later than noon of the fifth business day immediately preceding an Investment Date for the lump sum contributions to be invested by the Agent as of such Investment Date. Lump sum contributions received after noon of such date will be invested as of the next Investment Date. All regular payroll deductions and lump sum contributions shall be credited to the Payroll Deduction Account that the Agent has established in the name of the Participating Employee.

6.	Change of Election

  	A Participating Employee may change the amount of his payroll deductions under the Plan by filing a new Enrollment Form with the Company's payroll department. Such a change in the amount of a Participating Employee's payroll deductions shall be effective as of the first day of the month if the Enrollment Form is filed with the Company's payroll department by no later than noon of the fifth business day prior to the first Payroll Date of such month. An Enrollment Form filed with the Company's payroll department at any time after noon of the fifth business day prior to the first Payroll Date of a month shall become effective as of the first day of the following month. This Section 6 shall not apply to changes in the amount of payroll deductions which have the effect of ceasing a Participating Employee's payroll deductions under the Plan. Such an election shall be treated as an election to withdraw from the Plan and shall be governed by the provisions of Section 7.

  	Notwithstanding the foregoing, a Participating Employee may request a refund of the lump sum contributions credited to his Payroll Deductions Account at any time prior to noon of the second business day immediately preceding an Investment Date.
Such request must be filed on a form and in the manner prescribed by the Agent.

7.	Election to Withdraw

  	A Participating Employee, other than a Participating Employee described in Section 14, may withdraw from the Plan and cease to be a Participating Employee by filing an Enrollment Form with the Company's payroll department. Such Enrollment Form must clearly indicate the Participating Employee's election to withdraw from the Plan. Payroll deductions shall cease effective as of the first Payroll Date of the month provided that the Participating Employee's Enrollment Form is filed with the Company's payroll department by no later than noon of the fifth business day prior to such first Payroll Date. If the Participating Employee's Enrollment Form is filed anytime after noon of the fifth business day prior to the first Payroll Date of the month, but before noon of the fifth business day prior to the second Payroll Date of the month, his payroll deductions shall
cease effective as of the second Payroll Date of the month.   All
payroll deductions and lump sum contributions remaining in a Participating Employee's Payroll Deductions Account at the end of the month in which he elects to withdraw from the Plan shall be invested by the Agent as of the next Investment Date.

  	An employee who has ceased to be a Participating Employee may again become a Participating Employee by filing an Enrollment Form with the Committee. The Eligible Employee shall recommence participation in the Plan in accordance with the provisions of
Section 5.

8.	Method of Purchase and Investment Accounts

 	 Each Participating Employee having eligible funds in his Payroll Deduction Account on an Investment Date shall have purchased on his behalf, directly from the Company or on the open market, the number of whole and fractional shares which the eligible funds in his Payroll Deduction Account are sufficient to purchase at the Purchase Price on that Investment Date. All whole and fractional shares purchased (rounded to the nearest ten thousandth) shall be maintained by the Agent in separate Investment Accounts for Participating Employees. All cash dividends paid with respect to the whole and fractional shares of the Common Stock credited to the Investment Accounts of participating Employees shall be used by the Agent to purchase additional shares of Common Stock. All dividends of Common Stock distributed in the form of additional shares of Common Stock shall be added to the shares held for a Participating Employee in his Investment Account. Expenses incurred in the purchase of shares of Common Stock shall be paid by the Company.

   	Any distribution of property with respect to whole or fractional shares of Common Stock held for a Participating Employee, other than a dividend distribution of Common Stock, shall be distributed to the Participating Employee as soon as practicable. If such distribution includes stock (other than Common Stock), certificates for whole shares will be issued and fractional shares will be sold and the proceeds of sale, less selling expenses, distributed to the Participating Employee.

9.	Stock Purchases

  	In the case of purchases of Common Stock directly from the Company, the Company shall issue shares of Common Stock to be credited to the Investment Account of Participating Employees as of each Investment Date. In the case of purchases of Common
Stock on the open market, the Agent shall directly credit such shares to the Investment Accounts of Participating Employees as of each Investment Date.

10.	Title of Accounts

   	The Agent shall maintain an Investment Account for each Participating Employee. Each Investment Account, and the beneficial interest in shares of Common Stock held therein, shall be titled in the name of the Participating Employee.

11.	Right as a Shareholder

   	A Participating Employee shall have the right at any time to obtain a certificate for the whole shares of Common Stock credited to his Investment Account. Each Participating Employee shall receive copies of all reports, proxy statements, and other communications that are normally distributed to shareholders of the Company. Whole shares held in a Participating Employee's Investment Account shall be voted as the Participating Employee directs and in accordance with the procedures described in this
Section 11.  Fractional share interests shall not be voted.

   	Participating Employees will receive a proxy indicating the total number of whole shares of Common Stock credited to their Investment Accounts. If a Participating Employee's proxy is returned properly signed and marked for voting, all the shares covered by the proxy will be voted as marked. If a Participating Employee's proxy is returned properly signed but without indicating instructions as to the manner in which shares are to be voted with respect to any item thereon, all the shares covered by the proxy will be voted in accordance with the recommendations of the Board. If the proxy is not returned, or if it is returned unexecuted or improperly executed, the shares covered by the proxy will be voted only if the Participating Employee votes the Common Stock credited to his Investment Account in person, or, as to an improperly executed proxy, resubmits a properly executed proxy.

   	A Participating Employee shall have the right at any time to direct that any shares in his Investment Account be sold and that the proceeds, less expenses of sale, be remitted to him.

   	A Participating Employee, or a former Participating Employee, may elect to have his shares sold by the Agent and the proceeds, after selling expenses, remitted to him, or he may elect to have a certificate for the whole shares of Common Stock credited to his Investment Account forwarded to him. In either event, the Agent will sell any fractional interest held in his Investment Account and remit the proceeds of such sale, less selling expenses, to him.

12.	Rights Not Transferable

   	Rights under the Plan are not transferable by a Participating Employee.

13.	Change in Capital Structure.

   	In the event of a recapitalization or merger, or other change in the Company's capital stock, or the kind and nature of shares of stock or securities of the Company subject to the Plan, the selling price and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons.

   	If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company's outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company's assets, the Committee may take such actions with respect to the Plan as the Committee deems appropriate.

   	Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee's determination shall be conclusive and binding on all persons for all purposes.

14.	Retirement, Termination and Death

   	In the event of a Participating Employee's retirement or termination of employment, the amount in his Payroll Deduction Account shall be refunded to him, and, unless otherwise elected, certificates will be issued for whole shares held. If a Participating Employee elects to have his shares sold, he will receive the proceeds of the sale, less selling expenses. In the event of a Participating Employee's death, the amount in his Payroll Deduction Account and all shares in his Investment Account shall be delivered to his estate.

15.	Amendment of the Plan

   	The Board may at any time amend the Plan in any respect. However, if the shareholders of the Company ever vote to approve the Plan, such shareholders must thereafter, to the extent required by Rule 16b-3 under the Act, approve any amendment that would materially (i) increase the benefits accruing to Participating Employees under the Plan, (ii) increase the number of securities that may be issued under the Plan, or (iii) modify the requirements as to eligibility for participation in the Plan. Notwithstanding the foregoing, the Board may at any time, without approval of the shareholders of the Company, amend the Plan so that it will qualify under Section 423 of the Internal Revenue Code and otherwise comply with Rule 16b-3 of the Act.

16.	Termination of the Plan

   	The Plan and all rights of employees hereunder shall terminate at any date at the discretion of the Board. Upon termination of the Plan, all amounts in an employee's Payroll Deduction Account that are not used to purchase Common Stock will be refunded to the Participating Employee.

17.	Effective Date of Plan

   	The Plan was adopted by the Board on September 27, 1994.
The Plan became effective as of November 1, 1994.

18.	Government and Other Regulations

   	The Plan, and the grant and exercise of the rights to purchase shares hereunder, and the Company's obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may be required, in the opinion of counsel for the Company.

19.	Indemnification of Committee

   	No member of the Committee shall have any liability with respect to the administration of the Plan, except for his own willful misconduct or gross negligence. The Company will indemnify and save harmless each member of the Committee against any cost, expense or liability, including his attorneys' fees and any sum paid in settlement of any claim with the approval of the Company, arising out of any act or omission to act as a member of the Committee, except for his own willful misconduct or gross negligence.

20.	Gender and Number

   	Except where otherwise indicated by the context, any masculine terminology shall also include the feminine and neuter, and the definition of any term in the singular may also include the plural.